INFORMATION SHARING AGREEMENT

         This Information Sharing Agreement (the "Agreement"), entered into as of March 13, 2007 by and between Legg Mason Investor Services, LLC ("Legg Mason") and Security Distributors, Inc. ("Financial Intermediary"), confirms an agreement between the parties for the sharing of transaction information relating to any and all of the following fund families that may be offered by Financial Intermediary from time to time:

         Legg Mason Partners Funds
         Legg Mason Partners Variable Portfolios
         Legg Mason Funds
         Western Asset Funds
         CitiFunds

         WHEREAS, Financial Intermediary and Legg Mason have entered into a Dealer Agreement, Services Agreement, Order Placement Procedures Agreement and/or similar agreement(s) (each a "Dealer Agreement") whereby the Financial Intermediary is authorized to receive orders for the purchase, exchange and redemption ("Orders") of shares of certain of the Funds ("Shares") on behalf of the Financial Intermediary's clients ("Clients");

         WHEREAS, "Clients" shall also refer to (i) the beneficial owner of Shares, whether the Shares are held directly or by the Financial Intermediary in nominee name, (ii) participants in qualified employee benefit plan or plans (each a "Plan") notwithstanding that the Plan may be deemed to be the beneficial owner of Shares, and (iii) the holder of interests in a variable annuity or variable life insurance contract issued by the Financial Intermediary;

         WHEREAS, Legg Mason has requested that Financial Intermediary enter into this Agreement with respect to the implementation and compliance with SEC Rule 22c-2 under the 1940 Act, to be effective [April 16, 2007], or such later date as the SEC may designate as the final compliance date for rule 22c-2.

         NOW THEREFORE, in consideration of the mutual premises herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Agreement to Provide Information. Financial Intermediary agrees to provide to Legg Mason and/or its designee, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government issued identifier ("GII") if known, of any or all Clients of the account. Financial Intermediary also agrees to provide the number of shares, dollar value, date, name or other identifier (including broker identification number) of any investment professional(s) associated with the Client(s) or account (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Financial Intermediary during the period covered by the request. Requests must set forth a specific period, generally not to exceed 90 days from the date of the request, for which transaction information is sought. With the written agreement of the Financial Intermediary, the Fund and/or its designee may request

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transaction information older than 90 days from the date of the request to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

         Financial Intermediary agrees to transmit the requested information that is on its books and records to Legg Mason and/or its designee promptly, but in any event not later than five (5) business days, or as otherwise agreed to by the parties, after receipt of a request. If the requested information is not on the Financial Intermediary's books and records, Financial Intermediary agrees to
(i) provide or arrange to provide to the Fund and/or its designee the requested information pertaining to shareholders who hold accounts with an indirect intermediary; or (ii) if directed by Legg Mason, block further purchases of Shares from such indirect intermediary. In such instance, Financial Intermediary agrees to inform Legg Mason whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to Legg Mason should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an "indirect intermediary" has the same meaning as in SEC Rule 22c-2 under the 1940 Act.

2. Limitations on Use of Information. Legg Mason agrees not to use the information received for marketing or any other similar purpose without the prior written consent of Financial Intermediary.

3. Agreement to Restrict Trading. Financial Intermediary agrees to execute written instructions from Legg Mason to restrict or prohibit further purchases (including shares acquired by exchanges) of Shares by a Client that has been identified by Legg Mason as having engaged in transactions of the Shares (directly or indirectly through the Intermediary's account) that violates policies established by the Fund.

4. Form of Instructions. Instructions must include the TIN, ITIN or GII if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Client(s) or account(s) or other agreed upon information to which the instruction relates.

5. Timing of Response. Financial Intermediary agrees to execute instruction as soon as practicable, but not later than five (5) business days, or as otherwise agreed to by the parties, after receipt of the instructions by the Intermediary.

6. Confirmation of Financial Intermediary. Financial Intermediary must provide written confirmation to Legg Mason that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

7. Dealer Agreement. All of the provisions of the Dealer Agreements by and between Legg Mason and Financial Intermediary shall remain in full force and effect. To the extent the Dealer Agreement and this Agreement are inconsistent, this Agreement shall govern.


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8. Term. This Agreement shall remain in effect until such time as the Dealer
Agreement has been terminated and is no longer in effect between the two parties. Notwithstanding the foregoing, the provisions of Sections 1, 2 and 3 shall survive termination of this Agreement for at least 60 days after the termination date.

9. Assignment. There may be no assignment (as defined in the 1940 Act) of this Agreement without the consent of the other party.

         IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

LEGG MASON INVESTOR SERVICES, LLC              SECURITY DISTRIBUTORS, INC.
By:    __________________________              By:    __________________________

Name:  __________________________              Name:  __________________________

Title: __________________________              Title: __________________________


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